UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2008

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2008 (the “Agreement Date”), Krispy Kreme Doughnuts, Inc. (“KKDI”), Krispy Kreme Doughnut Corporation (“KKDC” and, together with  KKDI, the “Company”) and Daryl G. Brewster, President and Chief Executive Officer of the Company, mutually determined to terminate their employment relationship.  Mr. Brewster resigned, effective January 6, 2008, the positions of President, Chief Executive Officer and Director of the Company as well as all other director and officer positions with the Company’s subsidiaries and affiliates.  He will cease to be an employee on January 31, 2008.  James H. Morgan, Chairman of the Board of Directors, has been elected to replace Mr. Brewster as President and Chief Executive Officer.  Mr. Morgan, 60, has been a Director of the Company since July 2000 and was elected Chairman of the Board in January 2005.  Since 2001, Mr. Morgan has served as Chairman and Chief Investment Officer of Covenant Capital, LLC, an investment management firm which he founded. A copy of the press release issued by KKDI announcing Mr. Morgan’s election and Mr. Brewster’s resignation is attached as Exhibit 99.1 to this report.

The Company and Mr. Brewster have entered into an Agreement and Release, dated as of January 6, 2008 (the “Agreement”).  The following description is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.  The Agreement, except as otherwise provided therein, supersedes the Employment Agreement, dated as of March 6, 2006, between the Company and Mr. Brewster (the “Employment Agreement”).

Under the terms of the Agreement, Mr. Brewster resigned all officer and director positions held by him with the Company and its subsidiaries and affiliates effective the Agreement Date, and his employment will terminate on January 31, 2008 (the “Separation Date”).  The Agreement provides that Mr. Brewster will receive an amount equal to one year’s base salary under the Employment Agreement ($700,000) in cash over the year following the Separation Date and that the Company will grant to Mr. Brewster restricted share units (“RSUs”) under the Company’s 2000 Stock Incentive Plan with respect to a number of shares of common stock of the Company having an aggregate fair market value (based on the closing share price on January 4, 2008) equal to $1,190,000 (equivalent to one year’s base salary and target bonus under the Employment Agreement), and the shares subject to the RSUs will be distributed to Mr. Brewster on the third trading day after fiscal year 2008 earnings are released, but no later than April 15, 2008.  Accordingly, Mr. Brewster will receive an aggregate of 420,495 shares of common stock.  The Employment Agreement had provided for two years of base salary payable in cash over the two years following a not-for-cause termination of employment and for two years of target bonus payable in cash over the two years following such a termination.  Further, in the event of a not-for-cause termination of employment, the Employment Agreement had provided for an amount equal to a pro rated target bonus for the year of termination.

Mr. Brewster also will be entitled to an additional pension make-whole in the amount of $319,552, payable August 1, 2008, which represents 24 months of additional vesting under the pension make-whole, which is equivalent to what is provided for in the Employment Agreement in the event of a not-for-cause termination.

As of the Agreement Date, Mr. Brewster had 241,145 shares of unvested restricted common stock which, under the terms of the Employment Agreement, would have vested upon a not-for-cause termination of employment.  Under the Agreement, it is provided that 120,573 of these shares will vest, and Mr. Brewster has agreed that 120,572 of these shares will be forfeited.  In addition, as of the Agreement Date, Mr. Brewster held unvested options to purchase 333,333 shares of common stock of KKDI at an exercise price of $6.39 per share and unvested options to purchase 201,399 shares at an exercise price of $3.41 per share, all of which would have vested upon a not-for-cause termination of employment under the Employment Agreement.  He also held vested options to purchase 166,667 shares of common stock at an exercise price of $6.39 per share.  In the Agreement, it is provided that all of such $3.41 options will vest, and Mr. Brewster has agreed that all of such $6.39 options, both unvested and vested, will be forfeited.

Under the terms of the Agreement, Mr. Brewster releases the Company and its affiliates from all claims, including claims relating to his employment with the Company and the termination of such employment.  Certain provisions of the Employment Agreement, including the confidentiality provisions, the noncompetition provisions, the nonsolicitation provisions and the indemnification provisions, survive the termination of the Employment Agreement.  The Company has similarly released Mr. Brewster from all claims, including claims relating to his employment with the Company.

Item 9.01.                       Financial Statements and Exhibits.

(d)            Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Agreement and Release, dated as of January 6, 2008, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation and Daryl G. Brewster.

99.1	Press release (“Krispy Kreme Elects New Chief Executive Officer”) dated January 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

Dated: January 7, 2008
By: /s/ Douglas R. Muir

Douglas R. Muir
Chief Financial Officer